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                                                                    Exhibit 99.5


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     Our business consists of interstate natural gas transmission, gas storage and related operations. Our interstate natural gas transmission system faces varying degrees of competition from other pipelines, as well as alternate energy sources, such as electricity, hydroelectric power, coal and fuel oil. We are regulated by the FERC. The FERC regulates the rates we can recover from our customers. These rates are generally a function of our costs of providing services to our customers, as well as a reasonable return on our invested capital. As a result, our results have historically been relatively stable. However, they can be subject to volatility due to factors such as weather, changes in natural gas prices, regulatory actions and the credit-worthiness of our customers. In addition, our ability to extend our existing contracts or re-market expiring capacity is dependent on competitive alternatives, the regulatory environment and supply and demand factors at the relevant extension or expiration dates. While we make every attempt to negotiate contract terms at fully-subscribed quantities and at maximum rates allowed under our tariffs, we must, in some cases, discount our rates to remain competitive.

RESULTS OF OPERATIONS

     We use earnings before interest and income taxes ("EBIT") to assess the operating results and effectiveness of our business. We define EBIT as operating income, adjusted for equity earnings from unconsolidated investments, gains and losses on sales of assets and other miscellaneous non-operating items. Items that are not included in this measure are financing costs, including interest and debt expense and income taxes. We believe this measurement is useful to our investors because it allows them to evaluate the effectiveness of our businesses and operations and our investments from an operational perspective, exclusive of the costs to finance those activities and exclusive of income taxes, neither of which are directly relevant to the efficiency of those operations. This measurement may not be comparable to measurements used by other companies and should not be used as a substitute for net income or other performance measures such as operating cash flow.

     Below are the operating results and an analysis of these results for the periods ended September 30 and December 31:

                                            NINE MONTHS ENDED           YEAR ENDED
                                              SEPTEMBER 30,            DECEMBER 31,
                                            ------------------      ------------------
                                             2001        2002        2000        2001
                                            ------      ------      ------      ------
                                               (UNAUDITED)
                                               (IN MILLIONS, EXCEPT VOLUME AMOUNTS)
Operating revenues........................  $  294      $  304      $  404      $  402
Operating expenses........................    (170)       (165)       (231)       (224)
Other income, net.........................      18          14          20          24
                                            ------      ------      ------      ------
  EBIT....................................  $  142      $  153      $  193      $  202
                                            ------      ------      ------      ------
Throughput volumes (BBtu/d)(1)............   1,859       1,996       2,132       1,877
                                            ======      ======      ======      ======

---------------
(1) BBtu/d means billion British thermal units per day.

     In March 2000, the FERC issued an order allowing us to reactivate our Elba Island LNG facility. The facility received its first LNG shipment in October 2001 and was officially placed in service on December 1, 2001.

  NINE MONTHS ENDED 2002 COMPARED TO NINE MONTHS ENDED 2001

     Operating revenues for the nine months ended September 30, 2002, were $10 million higher than the same period in 2001 primarily due to revenues in 2002 of $22 million from our Elba Island facility, which was placed in service in December 2001, and revenues of $4 million from our South System I (Phase 1) expansion, which was placed in service in June 2002. Also contributing to the increase was a $4 million impact of higher remarketing rates and volumes in 2002 on seasonal turned-back capacity that resulted from our 2000 rate case settlement. These increases were partially offset by $18 million from lower prices and volumes on sales under natural gas purchase contracts in 2002 and sales of excess natural gas recoveries in 2001 of $4 million that did not recur in 2002.

     Operating expenses for the nine months ended September 30, 2002, were $5 million lower than the same period in 2001 primarily as a result of lower purchased natural gas costs of $18 million due to lower prices and volumes in 2002. These decreases were partially offset by higher operation and maintenance expenses of $9 million, higher depreciation and amortization of $3 million, both due to our Elba Island facility being in service in 2002 and higher ad valorem and franchise taxes in 2002 of $2 million.

     Other income for the nine months ended September 30, 2002, was $4 million lower than the same period in 2001 primarily as a result of higher capitalization of interest during the reactivation of our Elba Island facility during 2001 of $3 million and a contract termination fee of $2 million received in the first quarter of 2001. Also contributing to the decrease were lower gains of $1 million on sales of non-pipeline assets in 2002 compared to 2001. These decreases were partially offset by increased interest capitalization of $3 million due to capital spending for expansion projects in 2002.

  YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000

     Operating revenues for the year ended December 31, 2001, were $2 million lower than the same period in 2000. The decrease was due to the impact of our 2000 rate case settlement, including lower remarketing rates on turned-back capacity in 2001 as a result of a partial reduction of the firm transportation capacity by some customers, lower settlement rates and a transportation contract termination in 2001. Also contributing to the decrease was the elimination of the minimum bill provisions on our Elba Island facility and lower transportation revenues due to the sale of our Sea Robin system in the first quarter of 2000. These decreases were partially offset by higher prices on sales under natural gas sales contracts in the first half of 2001 and increased sales of excess natural gas in 2001.

     Operating expenses for the year ended December 31, 2001, were $7 million lower than the same period in 2000. The decrease was due to lower 2001 corporate allocations, collection of minimum bill costs associated with maintaining the Elba Island facility in 2000 as well as higher cost allocations in 2001 to capital projects primarily related to the reactivation of the Elba Island facility. The decrease was also due to lower operating expenses as a result of the sale of Sea Robin in 2000, lower ad valorem and franchise taxes in 2001. Partially offsetting the decrease was the impact of higher average prices in 2001 on natural gas purchase contracts and higher depreciation expense in 2001 due to 2001 plant additions and the impact of a one-time favorable adjustment to depreciation during the first quarter of 2000 as a result of the approval by the FERC to reactivate the Elba Island facility.

     Other income for the year ended December 31, 2001, was $4 million higher than the same period in 2000 due to the elimination of an asset for the future recovery of costs established for the Elba Island facility in the first quarter of 2000, higher capitalization of allowance for funds used during the reactivation of the Elba Island facility and other expansions during 2001, as well as a contract termination fee in the first quarter of 2001. Partially offsetting the increase was a gain on the sale of non-pipeline assets in 2000.

  INCOME TAXES

     Income tax expense for the quarter and nine months ended September 30, 2002, was $14 million and $44 million, resulting in effective tax rates of 39 percent and 38 percent. Income tax expense for the quarter and nine months ended September 30, 2001, was $14 million and $47 million, resulting in effective tax rates of 41 percent and 39 percent. Our effective tax rates were different than the statutory rate of 35 percent in all periods primarily due to state income taxes.


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LIQUIDITY AND CAPITAL RESOURCES

  LIQUIDITY

     In February 2003, our senior unsecured indebtedness was downgraded below investment grade and is currently rated B1 by Moody's and B+ by Standard & Poor's. These downgrades will increase our cost of capital and could impede our access to capital markets.

     Our liquidity needs are provided by cash flow from operating activities and the use of our cash management arrangement with our parent company, El Paso. Under El Paso's cash management program, depending on whether we have short-term cash surpluses or requirements, we either provide cash to El Paso or El Paso provides cash to us. We have historically provided cash advances to El Paso. As of September 30, 2002, we had a cumulative net receivable from El Paso and affiliates of $441 million as a result of this program. We believe that cash flow from operating activities and cash provided by El Paso's cash management program will be adequate to meet our short-term capital requirements for existing operations. In addition, we expect to retain $95 million in cash from the net proceeds from this offering for our capital expenditure requirements.

     In August 2002, the FERC issued a notice of proposed rulemaking requiring, among other things, that FERC regulated entities participating in cash management arrangements with non-FERC regulated parents maintain a minimum proprietary capital balance of 30%, and that the FERC regulated entity and its parent maintain investment grade credit ratings, as a condition of participating in the cash management program. If such proposal were adopted, our cash management program with El Paso could terminate, which could affect our liquidity. We cannot predict the outcome of this proposal at this time.

     Tennessee Storage Company ("TSC"), an affiliate of ours, owns the remaining 50% interest in Bear Creek. Bear Creek has not made any cash dividend distributions since 1999. In addition, as a result of the downgrade of El Paso's credit rating below investment grade, Bear Creek's cash can be used only for purposes of redeeming its preferred membership interests, and for its operating needs. Accordingly, until the preferred membership interests are redeemed in full, we will not be able to receive any cash distributions from our ownership interest in Bear Creek if we were so inclined.

  CAPITAL EXPENDITURES

     Our capital expenditures during the periods indicated are listed below:

                                                      NINE MONTHS
                                                         ENDED           YEAR ENDED
                                                     SEPTEMBER 30,      DECEMBER 31,
                                                     -------------   ------------------
                                                     2001    2002    1999   2000   2001
                                                     -----   -----   ----   ----   ----
                                                      (UNAUDITED)      (IN MILLIONS)
Maintenance........................................   $27    $ 47    $ 92   $39    $ 52
Expansion/Other....................................    66     119      97    32     116
                                                      ---    ----    ----   ---    ----
     Total.........................................   $93    $166    $189   $71    $168
                                                      ===    ====    ====   ===    ====

     Under our current plan, we expect to spend between approximately $60 million and $70 million each year for the next three years for capital expenditures to maintain the integrity of our pipeline and ensure the reliable delivery of natural gas to our customers. This compares with our historical level of maintenance capital expenditures of $39 million to $92 million. In addition, we have budgeted to spend between $120 million and $200 million per year to expand the capacity for long-term contracts. We expect to fund our maintenance and expansion capital expenditures through internally generated funds and the retained net proceeds of this offering.


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  DEBT

     As of September 30, 2002, we had debt outstanding of $798 million, net of a $2 million discount. Outstanding borrowings consisted of $300 million 7.35% notes due 2031, $100 million 6.70% notes due 2007, $100 million 6.125% notes due 2008 and $300 million 8% notes due 2032.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Our primary market risk is exposure to changing interest rates. The table below shows the carrying value and related weighted average interest rates of our interest bearing securities, by expected maturity dates. As of December 31, 2001, the fair value of our long-term debt has been estimated based on quoted market prices for the same or similar issues.

                                                         DECEMBER 31, 2001
                                             -----------------------------------------
                                             EXPECTED FISCAL YEAR OF MATURITY              DECEMBER 31,
                                                    OF CARRYING AMOUNTS                        2000
                                             ---------------------------------           ----------------
                                                                                 FAIR    CARRYING   FAIR
                                             2002-2006    THEREAFTER    TOTAL    VALUE   AMOUNTS    VALUE
                                             ----------   -----------   ------   -----   --------   -----
                                                                    (IN MILLIONS)
Liabilities:
  Long-term debt, including current
     portion -- fixed rate.................     $200         $499        $699    $681      $499     $494
       Average interest rate...............      8.2%         7.1%

     Through September 30, 2002, there have been no material changes in our quantitative and qualitative disclosures about market risks from those presented above.